EXHIBIT 99.11


                               AVOCENT CORPORATION

                   COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS
                       FOR THE QUARTER ENDED JUNE 29, 2007
                     AND EXPECTATIONS FOR REMAINDER OF 2007

Concurrently with the filing of these comments, Avocent Corporation has issued a press release containing financial information for the second quarter ended June 29, 2007. The following commentary should be read in conjunction with that press release including its financial tables and disclosure regarding the use of non-GAAP measures.

                Financial Results for the Second Quarter of 2007
                ------------------------------------------------

Operational revenue of $150.7 million for the second quarter represents an increase of 28% from the second quarter of 2006. The year over year increase is due primarily to the inclusion of LANDesk in 2007 (which was acquired on August 31, 2006) and increased sales of our KVM products.

We are pleased with our second quarter 2007 revenue, which was above the mid-range of our expectations. Q2 2007 revenue increased 13% from the first quarter of 2007 and demonstrates our stated belief that our business would rebound from the slowness experienced in the first quarter of 2007.

Divisional Revenue

The Management Systems Division recorded revenue of $115.0 million, up 3% from the second quarter of last year and 9% from the first quarter of this year. For the second quarter of 2007, revenue from the sale of KVM products was approximately $87.5 million, revenue from serial products was approximately $12.8 million and revenue from our embedded software and solutions was approximately $7.9 million. This compares to revenue from the second quarter of 2006 of $83.5 million for KVM, $13.8 million for serial and $8.8 million for our embedded software and solutions product revenues. The $1.0 million decline in serial revenue was primarily attributable to a product transition issue and a couple of large customers reducing their data center build-out activities. The $900,000 decline in embedded software and solutions revenue is primarily due to the declining sales of the Agilent RMB product (acquired in March 2006) as it nears the end of its product life cycle.

LANDesk revenue increased to $27.6 million in the second quarter of 2007 from $23.9 million in the second quarter of 2006, on a pro-forma basis. The increases from 2006 were primarily due to new license sales of the LANDesk Management Suite and new subscriptions of the LANDesk Security Suite. Security products were 21.7% of LANDesk revenue this quarter versus 17.4% in the second quarter of 2006. The change in mix had an impact on revenue recognized as license sales typically are recognized upon delivery of the license keys whereas subscription revenue is deferred and amortized to revenue over the subscription term.

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As previously  mentioned,  we began limited  cross-selling  efforts  between our
LANDesk and Management Systems Divisions during the second quarter of 2007. The process of coordinating our product roadmaps is well underway and we are on target to complete the integration of our software platforms within the next year.

Our other, smaller entrepreneurial divisions continue to make progress. Revenue for the second quarter of 2007 grew to $6.0 million compared to $5.2 million in the second quarter of 2006. These entrepreneurial business units and our continued investments in emerging technologies provide Avocent the potential to diversify our revenue and find new areas for growth.

Sales of new products that were introduced or significantly refreshed during the past 12 months contributed approximately $15.7 million to revenue in the second quarter of 2007.

GAAP basis revenue was $150.2 million for the second quarter 2007. Operational revenue includes $495,000 for the amortization of LANDesk deferred revenue, which was not recognized on a GAAP basis as it was reduced in the application of purchase accounting. Had we not acquired LANDesk, the $495,000 represents the portion of deferred revenue existing at the acquisition date (August 31, 2006) that LANDesk would have recognized as earned during the second quarter.

Gross Margin
------------

Total gross profit was $98.6 million for the second quarter compared to $71.6 million for the same quarter last year, representing an increase of 38%. The increase in gross profit was disproportionately higher than the 28% increase in operational revenue due to the impact of LANDesk software and maintenance revenue. LANDesk software and maintenance revenue increases our overall gross profit as the gross margin for this division was 88% for the quarter. Excluding LANDesk, Avocent produced $74.5 million in gross profit on $123.2 million in sales, or 60.5% gross margin, up 2.6 points compared to our 57.9% gross margin in Q2 2006.

Operating Expenses
------------------

R&D costs during the second quarter of 2007 were $19.8 million and represented 13.1% of sales. This compares to $13.6 million, or 11.5% of sales, for the second quarter of 2006, with the increase primarily attributable to the impact of the addition of LANDesk R&D. Our Q2 R&D expenditures remained constant with the Q1 2007 expenditure level of $19.8 million and were in line with the guidance provided previously for the quarter.

Selling, General and Administrative expenses were $49.0 million, or 32.5% of sales during the second quarter of 2007. This compares to $30.8 million, or 26.1% of sales, for Q2 2006, with the increase primarily attributable to the additional costs resulting from the inclusion of LANDesk as well as the increase in revenue and the related impact on incentive and commission compensation

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expense,  higher  legal fees and  administrative  costs  related to  integration activities. Our Q2 SG&A expenses were in line with the guidance provided previously and compares to $46.3 million for Q1 2007.

Our Q2 2007 operating profit increased $4.9 million compared to the second quarter of 2006 and $11.2 million from the first quarter of 2007, to $29.8 million, resulting in an operating margin of 19.8% for the second quarter of 2007.

Other Income (Expense) Statement Items
--------------------------------------

Other income and expense netted to an expense of $1.3 million for Q2, down $300,000 compared to that of Q1 2007. This also compares to $1.8 million in net other income generated in Q2 2006, primarily through investment activities. Compared to Q2 2006, the increase in net other expense is a result of reduced cash available for investment combined with interest expense on our line of credit as we funded the acquisition of Cyclades at the end of the first quarter of 2006 and LANDesk at the end of August 2006. We used approximately $15.4 million and $2.5 million of cash during the first and second quarters of 2007, respectively, for our share repurchase program.

Our operational effective tax rate for the quarter was 25.8% compared to 30.0% and 25.0% for the second quarter of 2006 and the first quarter of 2007, respectively. The mix of pretax profit among our U.S. and foreign based companies affects the rate. On a GAAP basis, our tax rate for the quarter was a benefit of 19.8% and 17.9% for the year to date as a result of our making certain tax elections related to the purchase of LANDesk and the resulting treatment of $18.6 million in-process R&D as deductible in the period of election. This is a one-time tax benefit; however, the elections also allow us to receive tax deductions for goodwill and other intangible amortization over a 15 year period.

Operational net income (before the effects of intangible asset amortization and stock-based compensation) was $21.1 mi1lion or 14.0% of sales. This compares to $18.7 and $12.7 million for the second quarter of 2006 and the first quarter of 2007, respectively.

Operational earnings per share (before the effects of intangible amortization, acquired in-process research and development and stock-based compensation) amounted to 41 cents per diluted share for the quarter versus 38 cents for the second quarter of 2006. Our weighted average diluted shares outstanding increased year over year by approximately 2.4 million to 51.2 million this quarter related to the net new shares issued in the LANDesk acquisition (after offset by shares we repurchased).

Cash Flow and Balance Sheet Items
---------------------------------

At the end of the second quarter we had approximately $109 million in cash and investments. Cash flow from operations was a record of approximately $40 million for the second quarter and $57 million for the first six months of 2007.

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Our accounts  receivable  balance  decreased  over $16 million from December 31,
2006,  despite  strong  sales in the second  quarter of 2007.  This was achieved
through  improved  cash  collections   during  the  quarter  across   locations,
specifically at LANDesk. This resulted in an improvement in our DSO during the second quarter to 67 from 74 at the end of first quarter of 2007. As mentioned in the previous quarter, adding LANDesk customer balances to our accounts receivable, which tend to have longer payment terms than legacy Avocent balances, has increased our DSO.
 Excluding LANDesk, our DSO was 61 for the quarter, just outside our target of 60 for legacy Avocent. Our aging remains strong, with only 5.4% of the outstanding balances greater than 30 days past due.

Our operations group worked especially hard during the second quarter of 2007 to reduce inventories, which declined by $7.9 million from the end of our first quarter 2007. As a result, our inventory turns increased slightly to 6.0 during the quarter compared to 4.6 in the previous quarter.

We remain focused on our balance sheet. The results of our efforts to better manage the balance sheet are reflected in the improved results of cash flows from operations for the second quarter of 2007. Our management team believes strong balance sheet management should be a priority and we will continue to keep this as one of our primary focuses throughout the remainder of the year.

During the quarter, we invested approximately $2.3 million for capital expenditures while depreciation was approximately $2.4 million for the quarter. The $115 million balance outstanding on our line of credit reflects a net reduction of $35 million from the end of the first quarter of 2007 and is in line with management's expectations.

During the second quarter, we purchased 100,000 shares of Avocent stock at a cost of $2.5 million. These shares plus the shares of Avocent stock bought back in prior quarters total 10.4 million shares out of the 12 million shares authorized for repurchase under our repurchase programs. The shares repurchased during the second quarter were used to offset options exercised during the quarter and a portion of the restricted stock units vesting during the quarter. Proceeds from option exercises totaled $740,000 in the second quarter of 2007.

                      Longer Term Growth Rate Expectations
                      ------------------------------------

During our first quarter conference call, we committed to provide an updated view of our prospects and additional insight as to how investors should "model" Avocent in terms of expectations. We will look first at the Management Systems Division and then at LANDesk.

Of course, no discussion of expected growth and revenue expectations would be complete without reference to the impact of general economic conditions. The environment for IT spending is a subset of overall trends in general economic conditions and capital spending. However, there is significant evidence indicating that IT spending is critical to business success in today's economy

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and generally  receives higher priority than many other  categories of spending.
Our own experience is that we do well in fair to good economic conditions because of the importance of our products to data center operations. We do even better when the economy is strong and business confidence is high leading to rapid expansion of IT infrastructure.

We feel reasonably optimistic on this front for the next few years. Avocent is sufficiently diverse in terms of participation in all parts of the world to expect to benefit from growth in the world economy. We see reasonable strength in the markets where we have the largest parts of our business and we expect strong growth in developing markets in Asia.


Management Systems Division

For most of our history as a public company -- primarily in the KVM space -- our revenue growth has been generally related to the growth in the number of servers, which in turn is a subset of the strength of overall IT spending and is influenced by the confidence businesses have to make capital commitments overall. While there are numerous factors that can cause our revenue trend to diverge from the trend in server growth in any given quarter -- changes in channel inventory levels of our branded products, changes in channel inventory levels of OEM products, OEM decisions with respect to their own inventory levels, product backlogs due to component shortages on occasion, the occasional really big deal that all closes in a single quarter, the concentration of government business in the third quarter, etc. -- over longer periods we generally have followed and expect to continue to follow server growth since our KVM and serial appliances work primarily in conjunction with servers.

Through a number of creative approaches, we generally have been able to grow our revenue in excess of the growth in either server units or server revenue. Examples are our early move to the digital product line with faster growth in the enterprise segment and our products directed to branch environments where KVM had not been used before. Also, as KVM has come to be regarded as more of a necessity in some areas, the percentage of servers being attached to KVM appliances has increased.

Over the last several quarters, the trend to virtualization has been a slight headwind for server growth and probably has shaved a few points off of our growth rate. Clearly, fewer servers being shipped than would otherwise be the case makes us work harder to achieve the same growth rate in the short run. We have not seen a marked change in this trend in recent quarters and do not expect to see much change in the remainder of this year.

We think the "braking" effect of virtualization lies more in the pause it creates in customer IT spending while they contemplate their virtualization strategy than in the number of virtual servers being deployed. As CIOs and others become more comfortable with their strategy we expect more activity since, in our opinion, virtualization of servers makes KVM connectivity and access even more vital to IT administrators. Therefore, at some point in the

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next  year,  considering  product  developments  we plan to  announce  over  the remainder of this year, we expect to see virtualization start to become a positive factor in our business.

Diverse assets in data centers have always led to growth for Avocent as our software component serves to mask the diversity and make the administrator's job easier. Over the longer term, virtualized servers create additional diversity in the data center. Additionally, there is great concern over access permissions and security in general in a virtualized environment -- problems made simpler by the use of Avocent solutions.

LANDESK Division

In recent years, LANDesk was able to grow revenue by 20% or more on a year-over-year basis. In the first quarter of this year, growth was reduced to 6.4%, a rate that was disappointing but not really surprising in retrospect, given the organizational changes that took effect at the beginning of the year. As planned, the incumbent CEO left the Company. More significant, however, was the realignment of the sales organization, including the planned departure of the former CEO's wife who was in charge of sales efforts in China. Because of the earnout that ran through the end of 2006, these changes could not be started prior to the beginning of 2007 and all took effect then. In addition, the negative impact on the sales organization of the 2006 revenue revisions that occurred in the middle of the first quarter was meaningful.

Second quarter results show year-over-year growth in revenue of 15.6% and year-over-year growth in bookings of 17.5% (to $30.9 million), despite an additional change in the leadership of the sales force. While still not being at the level we expect, these results are an initial confirmation that the structure we have in place at LANDesk is moving the Division in the right direction.

In our own analysis, we have researched numerous industry trends searching for one or more that might be indicative of what to expect from LANDesk. However, due to the stage of LANDesk's development and the large segment of potential customers in its market who do not have software similar to LANDesk's at this time, we do not believe LANDesk can be modeled based on any industry index.

Given the relatively under-penetrated middle market and the new products recently introduced as well as those on our product roadmap, we generally expect LANDesk revenue to grow at annual rates of 16 to 24% over the next two to three years.

                                2007 Expectations
                                -----------------

Many organizations, including the US Chamber of Commerce, The Conference Board, the CFA Centre for Financial Market Integrity, and the Business Roundtable Institute for Corporate Ethics, are encouraging US public companies to either not give guidance at all or to limit guidance to annual periods to focus companies and investors on longer term business strategies and growth prospects. We have heard similar recommendations from some of our shareholders and sell-side analysts who cover Avocent.

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Like many  technology  companies,  our  quarterly  results are  volatile and are impacted by many factors outside our control, such as the levels of inventories which our OEM and channel partners choose to carry and the timing of purchase orders issued by end user customers. Accordingly, beginning in 2008 we plan to give guidance only on an annual basis with quarterly updates as necessary for any expected material changes.

In the comments that follow we provide our expectations for our businesses over the remainder of 2007.

We expect continued improvement and growth in our revenues and earnings during the second half of 2007. We have heard from industry analysts as well as our resellers and end customers that they expect IT capital spending will increase during this time period.

Usually the second half of the year sees higher IT capital spending in general and higher revenue for us than in the first half of the year. We expect this seasonal trend will recur in 2007. We expect our revenue for the second half of 2007 will be within a range of $330 to $350 million. This equates to an increase of 16 to 23% over our revenue of $284.7 million for the first half of 2007 or 7 to 13% over our reported revenue of $308.4 million for the third and fourth quarters of 2006.

In the past, we experienced significant sequential increases in revenue from the second quarter to the third quarter and again from the third quarter to the fourth quarter. However, in recent years our government business has become more concentrated in the third quarter with our corporate business being stronger in the fourth quarter. We believe the third to fourth quarter trends of recent years have been influenced (with the fourth quarter being made larger) by the impact of strong sales patterns in these months that, in some cases, cause our channel partners to stock higher levels of inventory exiting the fourth quarter. Since this trend causes fourth quarter revenue to be greater and reduces first quarter revenues, we intend to work to reduce our channel inventories in the fourth quarter to eliminate any inventory overhang similar to what we believe existed at the end of recent years.

On a divisional basis, for the second half of 2007 we expect our Management Systems Division to experience slight year over year growth due to the trends mentioned above and our LANDesk Division to have year over year growth of 18 to 20% as contributions from newer products increase.

Our gross margin should improve slightly with the increased contribution of revenues from LANDesk to a range of 66 to 67%.

We anticipate R&D spending in Q3 and Q4 to remain relatively consistent with that of Q2 within a range of $20 to $21 million each quarter.

We expect that SG&A expense will be relatively flat compared to Q2 with the exception of anticipated increases in certain incentive and sales commission

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compensation  as sales  increase  over that of Q2 which  will be offset by lower legal costs. As a result, we anticipate our SG&A expenses to be within the range of $50 to $52 million in each of Q3 and Q4.

In general we expect our operating margin to be between 22 to 24% in the second half of 2007 as we gain more operating leverage in our LANDesk Division and complete some of our administrative integration activities.

We repaid $35 million on our line of credit from cash generated by our operations in Q2 and expect to continue paying down the debt in the second half of the year. Accordingly, we expect net other expenses to be below that of Q2 and result in a net expense of approximately $700,000 in Q3 and $300,000 in Q4. Although paying down the debt is currently our first priority for using cash, we may purchase additional treasury shares, depending on circumstances present at the time.

The effective tax rate for the remainder of 2007 should reflect our estimated annual rate of 25 to 26%. We made a "section 338 election" in the US in Q2 which will result in our obtaining tax deductions for the LANDesk intangible assets and goodwill over a 15 year period.

We expect the fully diluted weighted average shares outstanding for the rest of 2007 to remain relatively constant with that of Q2 2007 within a range of 51 to 52 million.

These estimates equate to an expected operational diluted EPS for the second half of 2007 of $1.06 to $1.24.

The previous amounts exclude stock-based compensation and intangible asset amortization. During each of Q3 and Q4, we expect approximately $6 million of pre-tax stock compensation expense and approximately $11 million in pre-tax intangible asset amortization.

Forward-Looking Statements
--------------------------
This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding general economic conditions, growth in capital and IT spending, strength in the markets where we have business and the developing markets in Asia, server growth and server attach rates, virtualization trends, the impact of virtualization on us, our product development plans with respect to virtualization, diversity of assets in data centers, Management Systems Division growth rates, LANDesk growth rates, the integration and operation of LANDesk and its operations, product roadmap, and software platforms, our focus on the emerging technologies in our entrepreneurial business units and our efforts to diversify our revenue and find new areas for growth, growth of our government business, the size and growth of the current and future markets for our products and technologies, our focus on strong balance sheet management, our effective tax rate in the future, and our projected ranges of revenue, gross margin, expenses, R&D spending, operating margin, reduction of our channel

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inventories,  number  of fully  diluted  weighted  average  shares  outstanding,
pre-tax  stock   compensation   expense,   intangible  asset   amortization  and
operational   earnings   per  share  for  the   second   half  of  2007.   These
forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated
with  product  design  efforts  and  the   introduction   of  new  products  and
technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.



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